Exhibit 99.1
Alliance HealthCard, Inc. Names Michael Shiomos President of AHCP,
Its Insurance Marketing Division
NORMAN, OK—(MARKET WIRE)—August 18, 2009—Alliance HealthCard, Inc. (OTC BB:ALHC.OB — News), a leading membership and insurance marketing company, today announced the appointment of Michael J. Shiomos as President of America’s Health Care Plans (AHCP), its Insurance Marketing Division and one of the nation’s largest independent agent networks for distributing individual major medical health insurance.
Shiomos has over 20 years of sales and marketing management experience in the life and health insurance industry, including prior positions as National Marketing Director of a health insurance company and Vice President of Sales for national insurance marketing companies. The Insurance Marketing Division represented 41% of total revenues for Alliance HealthCard in the quarter ended June 30, 2009.
Danny Wright, Chairman and Chief Executive Officer of Alliance, said, “Mike has a proven track record of achieving sales growth in this industry, and he has successfully developed and implemented national recruiting and training programs. His great energy and motivation is a very good fit for our business platform. We believe he has the ability to take AHCP to a higher level of both top-line growth and profitability.”
About Alliance HealthCard
Alliance HealthCard, Inc. (OTC BB:ALHC.OB) is a leading membership and insurance marketing company with three complementary distribution channels offering multiple opportunities for growth. The Wholesale Plans Division specializes in turnkey, private label membership benefit plans offered through retail outlets including rent-to-own centers. The Retail Plans Division markets healthcare-related discount products and services to consumers through third party marketers. Program components in both membership plan divisions range from medical, dental and pharmacy discounts to grocery, restaurant, automotive, travel and other consumer discounts. The Insurance Marketing Division comprises America’s Health Care Plans (AHCP), one of the nation’s largest independent agent networks for distributing individual major medical health insurance. For more information, please visit: www.alliancehealthcard.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.
Contact:
Alliance HealthCard
Tom Kiser
770-734-9255 ext. 206
Email Contact